EXHIBIT 99.1

Alaska Communications Systems •  600 Telephone Avenue •  Anchorage, AK 99503

ACS Investors:	ACS Media:
Kirsten Chapman / David Barnard, CFA Lippert/Heilshorn & Associates (415) 433-3777 david@lhai-sf.com	David C. Eisenberg ACS Sr. VP Corporate Strategy & Development (907) 297-3000 david.c.eisenberg@acsalaska.com

Alaska Communications Systems Agrees to Repurchase $34.3 Million of its 9 7/8% Senior Notes due 2011

-  Reiterates 2005 Revenue, EBITDA and Capex Outlook -

-  Lenders’ Presentation Posted to ACS’ Web Site -

ANCHORAGE, Alaska, July 6, 2005 (BUSINESS WIRE) — Alaska Communications Systems Group, Inc. (“ACS”) (NASDAQ: ALSK) announced today that its subsidiary, Alaska Communications Systems Holdings, Inc. (“ACSH”), has entered into an agreement to repurchase $34.3 million face value of its existing 9 7/8% senior unsecured notes due 2011 (CUSIP No. 011679AD9) issued by ACSH, at a price of $1,105.70 per senior note. Closing the transaction is subject to lenders of its 2005 senior credit facility consenting to certain amendments to the 2005 credit agreement.

ACSH intends to finance the $34.3 million debt repurchase plus estimated repurchase premiums and expenses of $4.4 million with a new term loan of $34.0 million and cash on hand. ACS further intends to enter into an interest rate swap agreement to fix the interest rate on the initial incremental term loan and estimates that this series of transactions will reduce its current weighted average cost of debt and reduce ACSH’s cash interest expense.

Additional information concerning the proposed transaction can be found in the presentation to lenders posted on ACS’ investor relations website at www.alsk.com and included in an 8-K filing to be made on July 6, 2005 with the SEC.

2005 Business Outlook
In conjunction with the proposed transaction and information found in the presentation to lenders, ACS reaffirmed its full year 2005 revenue, EBITDA and capex outlook. Revenue for the full year is expected to be in the range from $310 million to $320 million and EBITDA to be in the range from $108 million to $112 million. ACS expects capital expenditures for 2005 to range from $65 million to $70 million, comprised of maintenance capital expenditures of approximately $35 million and pre-funded growth capital expenditures of between $30 million and $35 million.

About Alaska Communications Systems
ACS is the leading integrated communications provider in Alaska, offering local telephone service, wireless, long distance, data, and Internet services to business and residential customers throughout Alaska. More information can be found on the company’s website at www.acsalaska.com or at its investor site at www.alsk.com.

Safe Harbor Statement

Statements about future results and other expectations constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. A number of factors in addition to those discussed herein could cause actual results to differ materially from expectations. The company’s financial planning is affected by business and economic conditions and changes in customer order patterns. Any projections are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of ACS. Important assumptions and other important factors, including risk factors, which could cause actual results to differ materially from those in the forward-looking statements, are specified in the company’s Form 10-K for the year ended December 31, 2004 and other filings with the SEC. The company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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